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                                                                                                        EXHIBIT 12(b)
                 Aon Corporation and Consolidated Subsidiaries
                   Combined With Unconsolidated Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends



                                                                           Years Ended December 31,
                                                      --------------------------------------------------------------
(millions except ratios)                                   1996         1995         1994         1993       1992(1)
                                                      --------------------------------------------------------------


Income from continuing operations before
     provision for income tax                         $   445.6    $   458.0    $   397.0    $   331.6    $   179.1

Add back fixed charges:

Interest on indebtedness                                   44.7         55.5         46.4         42.3         41.9

Interest on ESOP                                            4.3          5.3          5.9          6.5          6.9

Portion of rents representative of
     interest factor                                       28.6         21.4         28.7         26.1         19.2
                                                      ----------   ----------   ----------   ----------   ----------
Income as adjusted                                    $   523.2    $   540.2    $   478.0    $   406.5    $   247.1
                                                      ==========   ==========   ==========   ==========   ==========

Fixed charges and preferred stock dividends:

Interest on indebtedness                              $    44.7    $    55.5    $    46.4    $    42.3    $    41.9

Preferred stock dividends                                  28.7         37.5         48.4         47.5         20.3
                                                      ----------   ----------   ----------   ----------   ----------

Interest and dividends                                     73.4         93.0         94.8         89.8         62.2

Interest on ESOP                                            4.3          5.3          5.9          6.5          6.9

Portion of rents representative of
     interest factor                                       28.6         21.4         28.7         26.1         19.2
                                                      ----------   ----------   ----------   ----------   ----------

Total fixed charges and preferred
     stock dividends                                  $   106.3    $   119.7    $   129.4    $   122.4    $    88.3
                                                      ==========   ==========   ==========   ==========   ==========

Ratio of earnings to combined fixed
     charges and preferred stock dividends                  4.9          4.5          3.7          3.3          2.8
                                                      ==========   ==========   ==========   ==========   ==========

Ratio of earnings to combined fixed
charges and preferred stock dividends (2)                   5.2          5.8          4.8          4.5          4.1
                                                      ==========   ==========   ==========   ==========   ==========

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.
(2) This calculation of ratio of earnings to combined fixed charges and preferred stock dividends reflects the addition of the income from discontinued operations before the provision for income tax component.

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                                     - 33 -
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